NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Third Quarter 2009 Results
BIRMINGHAM, AL – (PRNewswire) – November 2, 2009 – ProAssurance (NYSE: PRA) reports Operating Income of $52.2 million, or $1.58 per diluted share for the third quarter of 2009. Net Income in the quarter was $55.2 million, or $1.67 per diluted share. For the nine months ended September 30, 2009, Operating Income was $135.8 million, or $4.08 per diluted share, and Net Income was $137.4 million, or $4.13 per diluted share.

Gross Premiums Written increased 34% compared to the year-ago quarter, to $168.6 million, primarily due to recent acquisitions. Book Value per share is $50.50, an 18% increase since year-end.

Unaudited Consolidated Financial Summary
(in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Gross Premiums Written	$168,559	$126,122	$434,714	$374,393
Net Premiums Written	$158,705	$116,409	$401,634	$343,609
Net Premiums Earned	$131,956	$113,449	$363,591	$349,794
Net Investment Income	$38,573	$39,845	$112,839	$122,218
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$1,637	$(1,967)	$328	$(3,916)
Net Realized Investment Gains (Losses)	$7,275	$(34,236)	$4,822	$(41,011)
Total Revenues	$182,594	$118,088	$488,804	$430,779
Guaranty Fund Assessments (Recoupments)	$(152)	$(356)	$(630)	$(995)
Interest Expense	$808	$1,141	$2,638	$5,855
Loss on Extinguishment of Debt	$2,839	$–	$2,839	$–
Total Expenses	$103,118	$90,891	$295,081	$294,358
Tax Expense	$24,275	$4,950	$56,274	$34,988
Net Income	$55,201	$22,247	$137,449	$101,433
Operating Income	$52,219	$44,269	$135,751	$127,443
Net Cash Provided by Operating Activities	$3,867	$43,432	$15,941	$144,887

Earnings per Share
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Weighted average number of common shares outstanding
Basic	32,701	33,496	32,988	32,519
Diluted	33,023	33,866	33,267	34,561
Operating Income per share (Basic)	$1.60	$1.32	$4.12	$3.92
Operating Income per share (Diluted)	$1.58	$1.31	$4.08	$3.73
Net Income per share (Basic)	$1.69	$0.66	$4.17	$3.12
Net Income per share (Diluted)	$1.67	$0.66	$4.13	$2.98

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Key Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Current Accident Year Loss Ratio	84.9%	83.9%	83.5%	84.0%
Prior Accident Year Loss Ratio	(32.2%)	(26.4%)	(26.9%)	(23.2%)
Net Loss Ratio	52.7%	57.5%	56.6%	60.8%
Expense Ratio	21.9%	21.5%	22.5%	21.6%
Combined Ratio	74.6%	79.0%	79.1%	82.4%
Operating Ratio	45.4%	43.9%	48.1%	47.5%
Return on Equity	13.9%	6.9%	11.9%	10.5%

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “In our historical professional liability book we are adding new insureds who value our commitment to Treated Fairly and the financial security that we offer. At the same time, we are bringing in substantial new premium writings from The PICA Group and our other recent acquisitions, which validates the effectiveness of our strategy of profitable growth through carefully thought out M&A. We believe this level of success clearly demonstrates the power of our disciplined operating philosophy.”

Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of realized gains or losses, guaranty fund assessments and debt retirement loss, and we believe it presents a more appropriate view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized gains and losses incurred during the quarter and nine month period ended September 30, 2009. The following table is a reconciliation of Net Income to Operating Income.

Reconciliation of Net Income to Operating Income
(in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Income	$55,201	$22,247	$137,449	$101,433
Adjustments, net of tax effects:
Add:
Net Realized Investment Losses	$–	$22,253	$–	$26,657
Debt Retirement Loss	$1,845	$–	$1,845	$–
Subtract:
Net Realized Investment Gains	$4,728	$–	$3,133	$–
Guaranty Fund Recoupments	99	231	410	647
Operating Income	$52,219	$44,269	$135,751	$127,443
Per diluted common share:
Net Income	$1.67	$0.66	$4.13	$2.98
Effect of adjustments	$(0.09)	$0.65	$(0.05)	$0.75
Operating Income per diluted common share	$1.58	$1.31	$4.08	$3.73

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Business Commentary
•	The PICA Group, which writes approximately 50% of its business in the third quarter, accounted for $43.1 million of new business for ProAssurance in the quarter ($56.9 million for the year).

•
Retention, which is calculated on renewing physician policies, remained at 89% for the quarter and year-to-date in our historical medical liability book. PICA’s retention was also steady at 95% for the quarter and year-to-date.

•
Premium rates on policies renewing in our historical medical liability book declined three percent in the quarter, and four percent year-to-date as a result of improvements in overall loss trends over the past few years. This compares to a seven percent decline last year. Premium rates on renewing business at PICA held steady for the quarter and year-to-date.

•
Favorable net loss reserve development was $42.5 million in the third quarter. Year-to-date, our favorable net loss reserve development has been $98.0 million. This favorable development is principally the result of a reduction in expected loss costs, primarily from accident years 2004 through 2007. There was no reserve development at PICA.

Investment Commentary
•
The improvement in our income from investments in unconsolidated subsidiaries was principally due to improved market conditions and helped offset a three percent decline in net investment income in the quarter. Net Investment income was down primarily due to lower interest rates on both short term and fixed income securities. The PICA Group added $1.9 million to our investment result in the quarter ($4.0 million for the year).

•
Gains in our trading portfolio and net proceeds from the sale of securities resulted in $7.3 million in net realized investment gains in the quarter. This compares to net realized investment losses of $34.2 million in the same period a year ago.

•
We have updated the online disclosure of our investment portfolio to provide details of our holdings at September 30, 2009. The disclosure is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Balance Sheet Highlights
	September 30, 2009	December 31, 2008
Shareholders’ Equity	$1,649,460	$1,423,585
Total Investments	$3,863,396	$3,575,942
Total Assets	$4,669,440	$4,280,938
Policy Liabilities	$2,853,794	$2,693,101
Accumulated Other Comprehensive Income (Loss)	$76,394	$(35,898)
Goodwill	$118,997	$72,213
Book Value per Share	$50.50	$42.69

Capital Management
•
In the third quarter we purchased approximately 41,000 shares of our common stock on the open market at a cost of $2.1 million. That brought the total share repurchase through the first nine months of the year to approximately 881,000 shares, purchased at a cost of $38.1 million. Since the end of the third quarter we have purchased approximately 250,000 shares at a cost of $12.9 million. This leaves $116.3 million left in our outstanding authorization, which includes the additional $100 million authorized for repurchase by our Board in September, 2009.

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•
In September we redeemed $7.0 million of Surplus Notes we acquired in our transaction with PICA. As previously disclosed, this resulted in a pre-tax loss of approximately $2.8 million ($1.8 million after-tax).

About ProAssurance
ProAssurance Corporation is the nation’s fifth largest writer of medical professional liability insurance, based on the 2008 writing of its subsidiaries. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past three years. ProAssurance is rated “A” by Fitch Ratings and the ProAssurance Group is rated “A” (Excellent) by A.M. Best.

Conference Call Information
•
Live: Tuesday, November 3, 2009, 10:00 am et. Investors may dial (888) 587-0595 (toll free) or (719) 325-2104. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

•
Replay: By telephone, through November 20, 2009 at (888) 203-1112 or (719) 457-0820, using access code 5246524. The replay will also be available through November 27, 2009 on our website, www.ProAssurance.com, and on StreetEvents.com.

•	Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release.

Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other, similar matters, we are making forward-looking statements.

The following important factors are among those that could affect the actual outcome of future events:

•	general economic conditions, either nationally or in our market areas, that are different than anticipated;

•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;

•	the enactment or repeal of tort reforms;

•	formation of state-sponsored malpractice insurance entities that could remove some physicians from the private insurance market;

•	the impact of deflation or inflation;

•	changes in the interest rate environment;

•
the effect that changes in laws or government regulations affecting the U.S. economy or financial institutions, including the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, may have on the U.S. economy and our business;

•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

•	changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board or the Securities and Exchange Commission;

•	changes in laws or government regulations affecting medical professional liability insurance or the financial community;

•	the effects of changes in the health care delivery system;

•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;

•
the results of litigation, including pre-or post-trial motions, trials and/or appeals we undertake; bad faith litigation which may arise from our handling of any particular claim, including failure to settle;

•	the loss of independent agents;

•	changes in our organization, compensation and benefit plans;

•	our ability to retain and recruit senior management;

•	our ability to purchase reinsurance and collect payments from our reinsurers;

•	increases in guaranty fund assessments;

•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;

•	changes in competition among insurance providers and related pricing weaknesses in our markets; and

•
the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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